Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Intrepid Potash, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report refers to a change to the accounting for revenue from contracts with customers in 2018.

/s/ KPMG LLP

Denver, Colorado

August 6, 2019